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                           TAX SHARING AGREEMENT


            This Tax Sharing Agreement (the "Agreement"), dated as of this 27th day of February, 1996, by and between Anheuser-Busch Companies, Inc. ("A-BC"), a Delaware corporation, The Earthgrains Company ("TEC"), a Delaware corporation formerly known as Campbell Taggart, Inc., and each TEC Affiliate (as defined below), is entered into in connection with the Distribution (as defined below).
            WHEREAS A-BC has received an advance ruling from the Internal Revenue Service (the "IRS") regarding the tax-free nature of its distribution of the shares of TEC; and
            WHEREAS A-BC and TEC desire to set forth their agreement on the proper allocation among A-BC and TEC and their subsidiaries of federal, state, foreign, and local taxes;
            NOW, THEREFORE, in consideration of their mutual promises, the parties agree as follows:


                               ARTICLE I
                               ---------
                              DEFINITIONS
                              -----------

            As used in this Agreement, the following terms shall have the following meanings (such meanings to be


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equally applicable to both the singular and the plural forms of the terms defined):
            "A-BC Affiliate" means any corporation, partnership or other entity directly or indirectly controlled by A-BC, other than TEC or any TEC Affiliate.
            "A-BC Businesses" means the present and future subsidiaries, divisions and businesses of any member of the A-BC Group, other than the TEC Businesses. A-BC Businesses shall include all former subsidiaries, divisions and businesses other than the TEC Businesses.
            "A-BC Group" means the group of corporations that, immediately after the Distribution Date, are members of the affiliated group of corporations of which A-BC is the common parent (within the meaning of Section 1504 of the Code).
            "A-BC OFL" means the consolidated overall foreign loss of the A-BC Group as such term is defined for purposes of section 904(f) of the Code.
            "A-BC Retained Amount" has the meaning prescribed in Section 3.8(b) hereof.
            "A-BC Shareholder Tax Indemnity Payment" has the meaning prescribed in Section 4.2 hereof.
            "A-BC Stock Plan" means any stock option plan, restricted stock plan or other stock-based incentive

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compensation plan involving A-BC stock in effect on the Distribution Date with respect to employees of (or other service providers to) the A-BC Group or the TEC Group.
            "Aggregate Net De Minimis Taxes" has the meaning prescribed in
Section 3.8(a) hereof.
            "Allocable Refund" has the meaning prescribed in Section 3.8(b) hereof.
            "Allocable Taxes" has the meaning prescribed in Section 3.8(a) hereof.
            "Beracha Options" means the options to purchase common stock of A-BC held by Barry Beracha ("Beracha") at the time of the Distribution that can be exercised by Beracha subsequent to the Distribution.
            "Beracha A-BC Deductible Options" means any Beracha Options other than Beracha TEC Deductible Options.
            "Beracha TEC Deductible Options" means the Beracha Options that are listed in Exhibit A attached hereto.
            "Budes Business" means the business operations previously conducted by Budes, S.A. and former, present and future business operations conducted by Anheuser-Busch Investments, S.L. and its successors.

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            "Code" means the Internal Revenue Code of 1986 (or, if relevant, the Internal Revenue Code of 1954), as amended, or any successor thereto, as in effect for the taxable period in question.
            "Combined Group" means all the corporations required to be included in a particular Combined Return.
            "Combined Return" means any combined, unitary, or consolidated return or report used in the determination of a State Income Tax or Other Tax liability.
            "Combined Jurisdiction" means, for any taxable period, any jurisdiction in which TEC or a TEC Affiliate is included in a consolidated, combined or unitary return with A-BC or an A-BC Affiliate for State Income Tax or Other Tax purposes.
            "Consolidated Group" means the affiliated group of corporations (within the meaning of Section 1504 of the Code) of which A-BC is the common parent prior to the Distribution Date.
            "TEC Affiliate" means any corporation, partnership or other entity directly or indirectly controlled by TEC.
            "TEC Businesses" means the present and future subsidiaries, divisions and businesses of any member of the TEC Group, excluding the Spanish Theme Park Opera-

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tions and the Budes Business.  TEC Businesses shall include all former subsidiaries, divisions and businesses except to the extent such former subsidiaries, divisions and businesses are included in the definition of the Spanish Theme Park Operations or the Budes Business.
            "TEC Group" means the group of corporations that, immediately after the Distribution Date, will be members of the affiliated group of corporations of which TEC is the common parent (within the meaning of Section 1504 of the Code). For purposes of this definition, it is assumed that TEC will elect to file consolidated federal income tax returns with TEC as the common parent beginning immediately after the Distribution.
            "TEC ISO" means an incentive stock option (as defined in Section 422(b) of the Code) that was granted to an employee who, at the time of such grant, was an employee of TEC or a member of the TEC Group.
            "TEC NQSO" means a stock option (other than an incentive stock option as defined in Section 422(b) of the Code) that (i) was granted to an individual who, at the time of such grant, was an employee of TEC or a member of the TEC Group, (ii) is exercised subsequent to the Distribution Date and
(iii) is not a Beracha Option.

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            "TEC Shareholder Tax Indemnity Payment" has the meaning
prescribed in Section 4.3 hereof.
            "Current Tax Benefit Transaction" has the meaning prescribed in
Section 3.13 hereof.
            "De Minimis Taxes" has the meaning prescribed in Section 3.8(a) hereof.
            "Deferred Tax Benefit Transaction" has the meaning prescribed in
Section 3.13 hereof.
            "Disqualifying Disposition" means the disposition of an incentive stock option (as defined in Section 422(b) of the Code) prior to the expiration of the holding period requirements contained in Section 422(a) of the Code which results in a deduction described in Section 421(b) of the Code.
            "Distribution" is the pro-rata distribution by A-BC of all the issued and outstanding common stock of C-T in a transaction intended to qualify as a tax-free distribution under Sections 355 and 368(a)(1)(D) of the Code.
            "Distribution Date" means the date determined by the A-BC Board of Directors as of which the Distribution shall be effected.
            "Final Determination" shall mean the final resolution of liability for any Tax for a taxable period,

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including any related interest, penalties or other additions to tax, (i) by
Internal Revenue Service Form 870 or 870-AD (or any successor forms thereto), on the date of acceptance by or on behalf of the IRS, or by a comparable form under the laws of other jurisdictions; except that a Form 870 or 870-AD or comparable form that reserves (whether by its terms or by operation of law) the right of the taxpayer to file a claim for refund and/or the right of the Taxing Authority to assert a further deficiency shall not constitute a Final Determination; (ii) by a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable; (iii) by a closing agreement or accepted offer in compromise under Section 7121 or Section 7122 of the Code, or comparable agreements under the laws of other jurisdictions; (iv) by any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund may be recovered (including by way of offset) by the jurisdiction imposing such Tax; or (v) by any other final disposition, including by reason of the expiration of the applicable statute of limitations.
            "Income Tax Deduction" means any deduction taken with respect to the calculation of any Income Taxes.

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            "Income Taxes" means all federal, state, local and foreign income
Taxes or other Taxes based on income including, without limitation, any franchise Taxes.
            "Internal Distribution" means the series of transactions defined as the "Internal Distribution" in part C.1. of the Ruling Request, as amended, which collectively result in the distribution of the Budes Business and the Spanish Theme Park Operations out of the TEC Group thereby allowing A-BC to continue to own the Budes Business and the Spanish Theme Park Operations following the Distribution.
            "Internal Distribution Affiliate" has the meaning prescribed in
Section 2.2(d) hereof.
            "International Baking Operations" means the former, present and future subsidiaries, businesses, divisions, assets and operations of Bimbo, S.A. and Europate, S.A.
            "MPI Dividend" means the distribution by TEC of all the stock of Merico Packaging Inc. ("MPI") to A-BC prior to and in connection with the Distribution.
            "Net TEC Deficiency" has the meaning prescribed in Section 3.8(a) hereof.
            "Option Tax Benefit" has the meaning prescribed in Section 3.13 hereof.

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            "Other Taxes" means all taxes other than Income Taxes and
Transfer Taxes.
            "PIRMI Property" means a certain parcel of real estate located in California that Campbell Taggart Baking Companies, Inc. ("CTBCI") will sell to Busch Agricultural Resources, Inc. ("BARI") prior to and in connection with the Distribution.
            "P-W" means Price Waterhouse L.L.P.
            "Representative" means with respect to any person or entity, any of such person's or entity's directors, officers, employees, agents, consultants, advisors, accountants, attorneys, and representatives.
            "Restructuring Taxes" means Taxes incurred by A-BC or a member of the A-BC Group by virtue of any gain recognized by A-BC pursuant to the Distribution. Restructuring Taxes shall not include any Taxes resulting from the recognition of any previously consummated deferred intercompany transactions (as defined in Treasury regulation Section 1.1502-13) or the recognition of an excess loss account under Treasury regulation Section 1.1502-19.
            "Ruling Request" means the private letter ruling request filed by A-BC with the IRS on September

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21, 1995, as supplemented from time to time with respect to certain tax aspects of the Distribution.
            "Services Agreement" means the Corporate Services Agreement between A-BC and TEC to be executed prior to and in connection with the Distribution.
            "Spanish Theme Park Operations" means the former, present and future subsidiaries, businesses, divisions, assets and operations related to the minority equity interests and creditor interests owned by members of the TEC Group or members of the A-BC Group in Grand Peninsula, S.A., GP Resort, S.A., and GP Commercial, S.A.
            "State Income Taxes" means all state or local income Taxes or other state or local Taxes based on income including, without limitation, any franchise Taxes.
            "Stock Plan Transaction" means any transaction under the A-BC
Stock Plan including, without limitation, the exercise of any Beracha TEC Deductible Option or the sale of any stock of A-BC that was acquired pursuant to the exercise of an incentive stock option (as defined in Section 422 of the Code), but excluding an transaction related to stock options held or exercised by Jaime Iglesias.
            "Tax" and "Taxes" mean any form of taxation, whenever created or imposed, and whenever imposed by a national, municipal, governmental, state, federal, for-

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eign, or other body (a "Taxing Authority"), and without limiting the generality of the foregoing, shall include any net income, alternative or add-on minimum tax, gross income, sales, use, ad valorem, gross receipts, value added, franchise, profits, license, transfer, recording, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profit, custom duty, or other tax, government fee or other like assessment or charge of any kind whatsoever, together with any related interest, penalties, or other additions to tax, or additional amount imposed by any such Taxing Authority.
            "Taxing Authority" is defined under the term "Taxes."
            "Tax Benefit" means a reduction in the Income Tax liability of a corporation (or of the consolidated or combined group of which it is a member) for any taxable period that arises, or may arise in the future, as a result of any adjustment to, or addition or deletion of, a Tax Item in the computation of the Income Tax liability of the taxpayer (or the consolidated or combined group of which it is a member).
            "Tax Controversy" is defined in Section 4.2(a).

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            "Tax Detriment" means an increase in the Income Tax liability of a corporation (or of the consolidated or combined group of which it is a member) for any taxable period that arises, or may arise in the future, as a result of any adjustment to, or addition or deletion of, a Tax Item in the computation of the Income Tax liability of the taxpayer (or the consolidated or combined group of which it is a member).
            "Tax Item" means any item of income, gain, loss, deduction, credit, recapture of credit, or any other item which increases or decreases Income Taxes paid or payable.
            "Tax Practices" has the meaning prescribed in Section 2.1 hereof. "Tax Return" means any return, filing, questionnaire or other document required to be filed, including requests for extensions of time, filings made with estimated Tax payments, claims for refund or amended returns that may be filed, for any taxable period with any Taxing Authority in connection with any Tax or Taxes (whether or not a payment is required to be made with respect to such filing).

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            "Transfer Taxes" means any state, local or foreign transfer Taxes that do not constitute Income Taxes.

                                  ARTICLE II

                     PREPARATION AND FILING OF TAX RETURNS
                     -------------------------------------

            Section 2.1.  Manner of Filing.  All Tax Returns (relating to
                          ----------------
pre-Distribution and post-Distribution taxable periods) filed by A-BC and TEC after the Distribution Date shall be prepared on a basis that is consistent with the rulings of the IRS that were issued in connection with the Distribution (and, if applicable, the Internal Distribution) and shall be filed on a timely basis (including extensions) by the party responsible for such filing under this Agreement. All Tax Returns relating to taxable periods ending before or including the Distribution Date and filed after the date of this Agreement by A-BC or TEC shall be prepared (in the absence of a controlling change in law or circumstance or consent of A-BC, which consent shall not be unreasonably withheld) in a manner that is consistent with past practices, elections, accounting methods, conventions, and principles of taxation used for the most recent taxable periods for which Tax Returns involving similar items have been filed prior to the Distribution Date, except to the

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extent such practices, elections, methods, conventions and principles are altered by audits by Taxing Authorities in which event the practices required by such audits shall be utilized (collectively the "Tax Practices").

            Section 2.2.  Pre-Distribution Tax Returns.
                          ----------------------------
            (a) A-BC shall timely prepare and file, or cause to be timely prepared and filed, all Tax Returns for the Consolidated Group. The Tax Returns for the Consolidated Group shall include all Tax Items required to be reported for any member of the TEC Group for taxable periods ending before or including the Distribution Date. TEC shall provide A-BC its Tax Returns and supporting schedules and additional information requested by A-BC for use by A-BC in preparing Tax Returns for the Consolidated Group for taxable periods ending prior to January 10, 1996 on or before June 30, 1996. TEC shall provide A-BC its Tax Returns and supporting schedules and additional information requested by A-BC for use by A-BC in preparing Tax Returns for the Consolidated Group for the taxable period that includes the Distribution Date on or before September 30, 1996. In addition, TEC shall provide A-BC all information requested by A-BC relevant to the determination of estimated and final Tax payments for all federal Income Taxes on or before the date that

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is 15 days prior to the due date of any such payment.  A-BC shall file the Tax Returns for the Consolidated Group consistently with such Tax Returns, supporting schedules and additional information provided by TEC to the extent such Tax Returns, supporting schedules and additional information are reasonable and were prepared in a manner consistent with the Tax Practices. A-BC shall deliver to TEC copies of the portions of each such Consolidated Group Tax Return that relate to the TEC Businesses within 30 days after the day that it is filed. A-BC shall not subsequently amend any Consolidated Group Tax Return previously filed by A-BC to reflect any change in an item primarily affecting the TEC Businesses without the prior written consent of TEC, which consent shall not be unreasonably withheld. If A-BC subsequently amends any Consolidated Group Tax Return previously filed by A-BC to reflect any change in an item that affects the TEC Businesses (but does not primarily affect the TEC Businesses so as to require the written consent of TEC pursuant to the immediately preceding sentence), then A-BC shall inform TEC of such amendment and provide TEC with the portions of such amended return that affect the TEC Businesses.

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            (b)  TEC shall prepare and file, or cause to be prepared and filed, all appropriate Tax Returns relating to all State Income Taxes, Transfer Taxes and Other Taxes imposed on any member of the TEC Group, except for returns and filings with respect to Combined Jurisdictions.
            (c) For any Combined Jurisdiction, A-BC or an A-BC Affiliate, as appropriate, shall be responsible for the preparation and filing of all Tax Returns relating to any State Income Taxes or Other Taxes imposed upon any member of the TEC Group for the same taxable periods with respect to which A-BC is responsible for the filing of federal income Tax Returns under
Section 2.2(a) of this Agreement. TEC (or the appropriate TEC Affiliate) shall provide A-BC (or the appropriate A-BC Affiliate) such Tax Returns, schedules and additional information requested by A-BC for use by A-BC (or the appropriate A-BC Affiliate) in preparing any Combined Return for any taxable periods ending prior to January 10, 1996 on or before June 30, 1996. TEC (or the appropriate TEC Affiliate) shall provide A-BC (or the appropriate A-BC Affiliate) such Tax Returns, schedules and additional information requested by A-BC for use by A-BC (or the appropriate A-BC Affiliate) in preparing any Combined Return for any taxable periods which ends on or includes the Distribu-

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tion Date on or prior to September 30, 1996.  In addition, TEC shall provide
A-BC all information requested by A-BC relevant to the determination of estimated and final Tax payments for all Taxes with respect to Combined Returns on or before the date that is 15 days prior to the due date of any such payment. A-BC shall file the Tax Returns for the Combined Jurisdiction consistently with such Tax Returns, supporting schedules and additional information provided by TEC to the extent such Tax Returns, supporting schedules and additional information are reasonable and were prepared in a manner consistent with the Tax Practices. A-BC shall deliver to TEC copies of the portion of each such Combined Return that relates to the TEC Businesses no later than 30 days after the date TEC makes a written request therefor. A-BC shall not amend any Combined Return to reflect any change in an item primarily attributable to the TEC Businesses without the prior written consent of TEC (which consent may not unreasonably be withheld).
            (d) A-BC (or the relevant A-BC Affiliate) and TEC (or the relevant TEC Affiliate) shall each be responsible for the filing of their respective Tax Returns for jurisdictions outside the United States other than Combined Jurisdictions that are due with respect to all

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taxable periods and for the payment of all Taxes due or payable in connection therewith; provided, however, that, unless otherwise instructed in writing by
           --------  ------
A-BC, with respect to any Tax Return of a TEC Affiliate that participated in or was affected by the Internal Distribution (an "Internal Distribution Affiliate"), TEC shall cause such Internal Distribution Affiliate to treat the Internal Distribution as one or more tax-free transactions on its respective Tax Returns.
            Section 2.3.  Post-Distribution Tax Returns.  TEC shall prepare
                          -----------------------------
and file, or cause to be prepared and filed, all Tax Returns for the TEC
Group for all taxable periods beginning after the Distribution Date. A-BC shall prepare and file, or cause to be prepared and filed, all Tax Returns for the A-BC Group for all taxable periods beginning after the Distribution Date.

                                  ARTICLE III
                      PAYMENTS, REFUNDS AND DEFICIENCIES
                      ----------------------------------

            Section 3.1.  Allocation and Payment.  A-BC and TEC agree to
                          ----------------------
allocate and pay their respective shares of Income Taxes and Other Taxes as provided in this Agreement. Payments to Taxing Authorities and between the

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Parties, as the case may be, shall be made in accordance with such tax allocations.
            Section 3.2.  Federal Income Taxes.  For each taxable period
                          --------------------
ending before or including the Distribution Date for which A-BC filed or will file a consolidated federal income Tax Return that includes the TEC Group, the Consolidated Group's federal income tax liability shall be allocated between the A-BC Group and the TEC Group in a manner consistent with the allocation of federal income tax liabilities between the A-BC Group and the
TEC Group in prior years, provided, however, that, subject to the provisions
                          --------  -------
of Section 3.8, A-BC shall be entitled to any Tax refunds received with respect to the Consolidated Group's federal Income Tax Return even if such refund would otherwise be allocable to the TEC Group. In the event that the TEC Group has a taxable loss on a separate company basis (computed in accordance with the computation of separate taxable income under the principles of Treasury Regulation Sec. 1.1502-12) for any taxable period ending before or including the Distribution Date for which A-BC filed or will file a consolidated federal Income Tax Return that includes the TEC Group, the TEC Group's share of the Consolidated Group's federal income tax liability shall be zero and no member of the

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TEC Group shall be entitled to receive any payment from any member of the A-BC
Group for use of the TEC Group's loss even if such loss reduced the Consolidated Group's federal income tax liability.
            Section 3.3.  State Income Taxes.  For each taxable period (or
                          ------------------
portion thereof) ending before or including the Distribution Date for which the liability of the members of the A-BC Group and the TEC Group is determined on a Combined Return basis that includes members of both the A-BC Group and the TEC Group, the aggregate State Income Tax liability of the A-BC Group and the TEC Group in a particular state shall be allocated between the A-BC Group and the TEC Group in a manner consistent with the allocation of State Income Tax liabilities in prior years (or, if there was no such allocation of State Income Tax liabilities in prior years, then in a manner consistent with the allocation of federal Income Tax liabilities under
Section 3.2), provided, however, that, subject to the provisions of Section
              --------  -------
3.8, A-BC shall be entitled to any Tax refunds received with respect to a Combined Return even if such refund would otherwise be allocable to a member of the TEC Group. In the event that the TEC Group has a taxable loss on a separate company basis (computed in accordance with the

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computation of separate taxable income under the principles of Treasury
Regulation Sec. 1.1502-12) with respect to any Combined Return, the TEC Group's share of the tax liability related to such Combined Return shall be zero and no member of the TEC Group shall be entitled to receive any payment from any member of the A-BC Group for use of the TEC Group's loss even if such loss reduced the tax liability due with respect to such Combined Return.
            For each taxable period (or portion thereof) relating to State Income Taxes imposed on any member of the TEC Group on a separate return, combined or consolidated basis, except for returns and filings with respect to Combined Jurisdictions, TEC or a member of the TEC Group shall be solely responsible for the payment of such State Income Taxes (including estimated Taxes) and the members of the TEC Group shall indemnify A-BC for any such Taxes; provided, however, that TEC shall not be required to reimburse A-BC
       --------  -------
for any State Income Taxes described in this sentence that were paid by A-BC on behalf of TEC on or prior to the Distribution Date and provided further,
                                                          -------- -------
that TEC shall be entitled to keep, and shall not be required to indemnify
A-BC for, any refund of State Income Taxes described in this sentence that is received after the Distribution Date.

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            For each taxable period (or portion thereof) relating to State
Income Taxes imposed on any member of the A-BC Group on a separate return, combined or consolidated basis, except for returns and filings with respect to Combined Jurisdictions, A-BC shall be solely responsible for the payment of such State Income Taxes and the members of the A-BC Group shall indemnify TEC for any such Taxes.
            Section 3.4.  Other Taxes.  For each taxable period (or portion
                          -----------
thereof) ending before or including the Distribution Date, the aggregate liability of the A-BC Group and the TEC Group for the actual amount of any Other Taxes shall be determined and allocated between the A-BC Group and the TEC Group in accordance with the principles of Section 3.3 of this Agreement.
            Section 3.5.  Transfer Taxes.  A-BC shall be liable for any
                          --------------
Transfer Taxes resulting from the Distribution and the Internal Distribution and shall reimburse and indemnify TEC with respect to such Transfer Taxes.
            Section 3.6.  Tax Attributes.  Tax attributes determined on a
                          --------------
consolidated basis for years ending before or including the Distribution Date shall be allocated to members of the A-BC Group and the TEC Group in accordance with the Code and the Treasury regulations

                                    22
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promulgated thereunder (and any applicable state or foreign law or regulation).
Except as otherwise provided in Section 5.4 and subject to the discussion of the A-BC OFL below, A-BC shall determine the amounts and proper allocation of such attributes as of the Distribution Date and A-BC and TEC hereby agree to compute their tax liabilities for taxable years after the Distribution Date consistent with that determination and allocation. A-BC shall provide TEC access to A-BC's calculations that were used by A-BC to determine the amounts and proper allocations of such attributes.
            The amount of the A-BC OFL that is allocated to the TEC Group as of December 31, 1994 is $5,140,933, computed in accordance with the notional overall foreign loss concept of Treasury regulation Sec. 1.1502-9 and in compliance with the interest expense allocation and apportionment provisions of Section 864(e) of the Code applicable to members of a consolidated group.
The amount of the A-BC OFL that is allocated to the TEC Group as of December
31, 1995 and as of the Distribution Date will be made in accordance with the methodology used by A-BC to allocate the A-BC OFL as of December 31, 1994, subject to review by P-W, and A-BC will inform TEC in

                                    23
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writing as to the amount, if any, of the A-BC OFL that is allocated to TEC as of the Distribution Date.
            If as a result of an audit by the IRS the amount of the A-BC OFL that is allocated to the TEC Group as of the Distribution Date pursuant to preceding paragraph is required to be reduced (an "OFL Allocation Reduction") due to a claim by the IRS that the "split methodology" was improperly applied to allocate the A-BC OFL between A-BC and TEC, then TEC shall pay to A-BC an amount equal to thirty five percent (35%) of the OFL Allocation Reduction.
Any payment required to be made by TEC to A-BC due to an OFL Allocation Reduction shall be made within 7 days after TEC receives a reduction in its Taxes with respect to such OFL Allocation Reduction, and TEC shall take all reasonable measures (including filing amended Tax Returns) to obtain such reduction in Taxes as soon as reasonable practicable.
            Tax attributes determined on a Combined Jurisdiction basis for years ending before or including the Distribution Date shall be allocated to members of the A-BC Group and the TEC Group in accordance with applicable state or foreign law or regulation. A-BC shall determine the amounts and proper allocation of such attributes as of the Distribution Date and A-BC and TEC hereby agree to

                                    24
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compute their tax liabilities for taxable years after the Distribution Date consistent with that determination and allocation.
            Section 3.7.  Payment of Taxes With Respect to Taxable Year of
                          -----------------------------------------------
Separation and Prior Tax Year.
-----------------------------
            (a)  Federal Income Taxes.  For the federal taxable year that
                 --------------------
includes the Distribution Date as well as the immediately prior taxable year, TEC shall pay to A-BC an amount equal to (i) the allocable federal Income Tax liability of the members of the TEC Group determined under Section 3.2 of this Agreement, including the TEC Group's share of estimated taxes, less (ii) any federal Income Taxes paid by A-BC for such periods on or prior to the Distribution Date on behalf of the TEC Group that would otherwise be allocable to the C-T Group under Section 3.2. A-BC shall be responsible for the payment to the IRS of the federal Income Tax liability of the
Consolidated Group for the taxable year that includes the Distribution Date as well as the immediately prior taxable year.
            (b)  State Income Taxes.  For any taxable period (or portion
                 ------------------
thereof) that includes or ends prior to the Distribution Date and for which a State Income Tax of A-BC or TEC or any of their subsidiaries is determined

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
on the basis of a Combined Return that includes members of both the A-BC Group and the TEC Group, A-BC shall be responsible for the timely payment of the estimated and total tax liabilities of the Combined Group to the appropriate Taxing Authority. TEC shall pay to A-BC an amount equal to (i) the Taxes (including estimated Taxes), if any, allocated to TEC or any member of the TEC Group under Section 3.3 of this Agreement, less (ii) any State Income Taxes paid by A-BC for such periods on or prior to the Distribution Date on behalf of any member of the TEC Group that would otherwise be allocable to the TEC Group under Section 3.3. TEC shall be responsible for the timely payment of the estimated and total State Income Tax liabilities of any member of the TEC Group for any taxable period that includes or ends prior to the Distribution Date and for which a State Income Tax of TEC or any of its subsidiaries is determined on a separate company basis; provided, however, that TEC shall not
                                        --------
be required to reimburse A-BC for any State Income Taxes described in this sentence that were paid by A-BC on behalf of TEC on or prior to the Distribution Date.
            (c)  Other Taxes.  For any taxable period (or portion thereof)
                 -----------
that includes the Distribution Date, TEC
and A-BC shall make payments with respect to Other Taxes in accordance with the principles of Section 3.4.
            Section 3.8.  Tax Deficiencies and Refunds as to Consolidated
                          -----------------------------------------------
Group Tax Returns and Combined Returns.
--------------------------------------
            (a) Subject to the provisions of Section 4.3, if as a result of any audit, amendment or other change in a Consolidated Group Tax Return or Combined Return with respect to any taxable period ending before or including the Distribution Date, there is an additional amount of Taxes due and payable (including any liability arising under Treas. Reg. Sec. 1.1502-6 or similar provision under state or local law), any such deficiency shall be paid by
A-BC or the A-BC Affiliate. TEC or a TEC Affiliate shall pay to A-BC an amount equal to 50 percent (50%) of any federal or State Income Taxes or any Other Taxes paid by A-BC or an A-BC Affiliate arising as the result of an audit adjustment, amendment or other change in a Tax Return which are allocable to TEC pursuant to the principles of Sections 3.2, 3.3 or 3.4 hereof with respect to any taxable period ending before or including the Distribution Date (one hundred percent of such amount being referred to as "Allocable Taxes"); provided, however, that if and to the extent the determination resulting in
--------
such Allocable Tax (i) entitles TEC to realize a Tax

Benefit, or (ii) would otherwise require A-BC to pay (without reimbursement from TEC) Allocable Taxes in excess of (x) five hundred thousand dollars ($500,000) less (y) all Allocable Taxes previously paid by A-BC (without reimbursement from TEC), TEC or such TEC Affiliate shall pay to A-BC an amount equal to one hundred percent (100%) of any such Allocable Taxes. Any Allocable Taxes for which A-BC is not entitled to reimbursement pursuant to this Section 3.8(a) shall be referred to herein as "De Minimis Taxes" and the aggregate amount of De Minimis Taxes that have not been reduced by A-BC's share of an Allocable Refund under Section 3.8(b) hereof shall be referred to herein as "Aggregate Net De Minimis Taxes." Notwithstanding the foregoing, TEC shall not be responsible for any penalties (such as those imposed on substantial under statements pursuant to Sections 6661 and 6662 of the Code) that would not have been imposed but for the failure of A-BC to disclose any matter to the IRS to the extent adequate information relating to such matter had been timely provided to A-BC by TEC, and any such penalties shall be excluded from the definition of Allocable Taxes. The cumulative amount of Allocable Taxes (other than Allocable Taxes for which TEC received a Tax Benefit) paid by TEC pursuant to this Section

3.8(a) reduced by the cumulative amount of Allocable Refunds (other than Allocable Refunds for which TEC suffered a Tax Detriment) received by TEC pursuant to Section 3.8(b) hereof shall be referred to as the "Net TEC Deficiency."
            (b) If as a result of any audit, amendment or other change in any Consolidated Group Tax Return or Combined Return with respect to any tax able period ending before or including the Distribution Date, there is a refund of Taxes previously paid (whether by payment, credit, offset against other Taxes due or otherwise), such refund shall be payable to A-BC or the A-BC Affiliate. Notwithstanding anything to the contrary in the preceding sentence, A-BC shall be required to pay to TEC all or a portion of the amount of such refund that is allocable to TEC or any member of the TEC Group pursuant to the principles of Sections 3.2, 3.3, or 3.4 hereof (an "Allocable Refund") in an amount equal to one hundred percent (100%) of such Allocable Refund to the extent that the Allocable Refund causes TEC to suffer a Tax Detriment.
To the extent TEC does not suffer a Tax Detriment as a result of an Allocable Refund, and if the Aggregate Net De Minimis Taxes calculated under Section 3.8(a) hereof equal zero (after reducing the Aggregate

Net De Minimis Taxes pursuant to the immediately subsequent paragraph), then A-BC shall pay to TEC an amount equal to the lesser of (i) two hundred and fifty thousand dollars ($250,000) less any amount previously paid to TEC pursuant to this clause (i) of this sentence and (ii) the amount of such Allocable Refund. The absolute value of the difference, if any, of between (i) the amount A-BC is required to pay to TEC pursuant to the immediately preceding sentence and (ii) the actual amount of the Allocable Refund that A-BC would have been required to pay to TEC if clause (i) of the immediately preceding sentence was omitted (such difference being the "A-BC Retained Amount"), shall be retained by A-BC and held as collateral for future obligations of TEC that may arise under this Agreement. On the fourth anniversary of the Distribution Date, A-BC shall pay to TEC the balance, if any, of the A-BC Retained Amount
existing on such date.   To the extent TEC is otherwise required to make a
payment to A-BC pursuant to Section 3.8(a) hereof, in lieu of making an actual cash payment to A-BC, TEC can elect to reduce the amount of the A-BC Retained Amount by the amount of the cash payment that TEC would otherwise be required to make.

            Notwithstanding anything to the contrary in this Section 3.8(b), to the extent TEC does not suffer a Tax Detriment as a result of an Allocable Refund, and if at the time A-BC receives such Allocable Refund the then balance of Aggregate Net De Minimis Taxes is greater than zero, then A-BC shall be required to pay to TEC the sum of (i) one hundred percent (100%) of the portion of such Allocable Refund to the extent such portion does not reduce the Net TEC Deficiency below five hundred thousand dollars ($500,000) and (ii) fifty percent (50%) of any remaining portion of such Allocable Refund, up to an aggregate amount of five hundred thousand dollars ($500,000). To the extent any amount of such Allocable Refund is allocated and paid to TEC pursuant to clause (ii) of the immediately preceding sentence, an equal amount of such Allocable Refund shall be allocated to A-BC to reduce the amount of the Aggregate Net De Minimis Taxes. If the amount of the Allocable Refund is sufficient to reduce the Net TEC Deficiency to zero (and therefore sufficient to reduce the amount of the Aggregate Net De Minimis Taxes to zero), and a portion of such Allocable Refund remains unallocated under this paragraph, such unallocated portion shall be treated as an

Allocable Refund to be allocated pursuant to the immediately preceding paragraph.
            The proper application of the provisions contained in Section 3.8(a) and Section 3.8(b) hereof are illustrated in Exhibit D, and these provisions shall be interpreted consistently with such illustrations.
            (c)  Notwithstanding the provisions of Section 3.7(a), if TEC or a TEC Affiliate wishes to make payment of, or enter into a cash bond with respect to, any Taxes for which it would bear the burden under this Agreement prior to the date that payment of such Taxes is required by the relevant
Taxing Authority, A-BC shall permit TEC to make such advance payment or enter into such cash bond and shall take such reasonable actions as may be necessary to effectuate the same.
            Section 3.9.  [Section will not be used.]
            Section 3.10.  Timing of Certain Payments.  Any payment required
                           --------------------------
to be made pursuant to Sections 3.7 or 3.8 with respect to any Tax Return shall be made by the party obligated to make such payment (i) in the case of a refund of Tax, within 7 days after receipt (whether by way of payment, credit, or offset against any payments due or otherwise) of such refund or
(ii) in the case of the payment of Tax with respect to any such Tax Return, the later of (x) 7 days prior to the due date for payment of such Tax and (y) the delivery of written demand for the payment hereunder to the party obligated to make such payment hereunder.  Any payment described in clause
(i) and any demand for payment described in clause (ii) shall be accompanied by a calculation setting forth the basis for the amount paid or demanded.
            Section 3.11.  Liability for Taxes with Respect to Post-
                           -----------------------------------------
Distribution Taxable Periods.  Unless otherwise provided in this Agreement,
----------------------------
the A-BC Group shall pay all Taxes and shall be entitled to receive and retain all refunds of Taxes with respect to taxable periods beginning after the Distribution Date that are attributable to the A-BC Businesses. Unless otherwise provided in this Agreement, the C-T Group shall pay all Taxes and shall be entitled to receive and retain all refunds of Taxes with respect to taxable periods beginning after the Distribution Date that are attributable to the TEC Businesses.
            3.12.  Carrybacks.  TEC shall be entitled to any refund for any
                   ----------
Tax obtained by the Consolidated Group (or any member of the Consolidated
Group in a Combined Jurisdiction) as a result of the carryback of losses or credits of any member of the TEC Group from any taxable period after the Distribution Date to any taxable period ending before or including the Distribution Date, provided that A-BC, in it sole and absolute discretion, approves in writing such carryback. Such refund is limited to the net amount received by A-BC (by refund, offset against other Taxes or otherwise), net of any net Tax cost incurred by A-BC or an A-BC Affiliate resulting from such refund, and shall be paid by A-BC within 10 business days after payment is received by A-BC from a Taxing Authority. The application of any such carrybacks by TEC and/or any TEC Affiliate shall be in accordance with the Code and the consolidated return Treasury regulations promulgated thereunder or applicable state or Other Tax laws. C-T shall indemnify A-BC for any interest, fines and penalties resulting from the carryback of any item under this paragraph. Upon request by TEC, A-BC shall advise TEC of an estimate of any Tax detriment A-BC projects will be associated with any carryback of losses or credits of a member of the C-T Group. Notwithstanding this Section 3.12, TEC and any member of the TEC Group shall have the right, in its sole discretion, to make any election, including the election under Section 172(b)(3) of the Code, which would eliminate or limit the carryback of any loss or credit to any taxable period ending before or including the Distribution Date.

            Section 3.13.  Deductions Attributable to A-BC Stock Plan.  C-T
                           ------------------------------------------
agrees to pay A-BC an amount equal to the Option Tax Benefit (as determined below) received by the TEC Group that is attributable to any Stock Plan Transaction. Payment of the amount of such Option Tax Benefit shall be made within 30 days after the filing of the relevant Tax Return for any taxable year in which an Option Tax Benefit is realized.
            The amount of the Option Tax Benefit shall be determined as follows:
            To the extent an Income Tax Deduction allowable to the TEC Group with respect to a Stock Plan Transaction reduces the Taxes payable by the TEC Group in the taxable year in which the Stock Plan Transaction occurs (a "Current Tax Benefit Transaction"), the amount of the Option Tax Benefit related to such Stock Plan Transaction shall equal the excess of (i) the amount of Taxes that the TEC

     Group would have paid in the taxable year in which the Stock Plan Transaction occurred in the absence of such Stock Plan Transaction over (ii) the amount of Taxes actually payable by the TEC Group in the taxable year in which the Stock Plan Transaction occurred. In determining the amount of Taxes that the TEC Group would have paid in the taxable year in which the Stock Plan Transaction occurred
     (both with and without considering the Stock Plan Transaction) any losses or tax credits carried forward from previous tax years or carried back from subsequent tax years shall not be considered.
            To the extent an Income Tax Deduction allowable to the TEC Group with respect to a Stock Plan Transaction does not reduce the Taxes payable by the TEC Group in the taxable year in which the Stock
     Plan Transaction occurs or is deemed to occur by virtue of the last sentence of this paragraph (a "Deferred Tax Benefit Transaction")
     because, for example, the TEC Group has a net operating loss in such taxable year prior to considering any net operating loss carryovers or carrybacks, the amount of the Option Tax Benefit related to such Stock Plan Transaction (or the portion of such
     Stock Plan Transaction that does not result in a reduction of the
     TEC Group's Taxes) shall equal zero in the taxable year in which the Stock Plan Transaction occurs. In the case of a Stock Plan Transaction (or a portion thereof) that is a Deferred Tax Benefit Transaction, the Stock Plan Transaction shall be deemed to have occurred in
     the immediately succeeding taxable year and the amount of the Option Tax Benefit related to such Stock Plan Transaction will be computed as if such Stock Plan Transaction occurred in the immediately succeeding taxable year.
            To the extent there is any ambiguity relating to the proper determination of the amount of timing of an Option Tax Benefit with respect to a Stock Plan Transaction, the examples contained in
     Exhibit C shall, to the extent applicable, control the determination of the amount and timing of such Option Tax Benefit.
            If subsequent to C-T's payment of any Option Tax Benefit, there is (A) a Final Determination under applicable law to the effect that all or part of the Income Tax Deduction giving rise to such payment was not allow able or available, or (B) a reduction in the amount of the benefit TEC realizes as a result of a Final Determination increasing the amount of income or gain associated with those transactions, A-BC shall repay to TEC within 30 days of any event described in (A) or (B) (a "Subsequent Benefit Decrease Event") any amount that would have not been payable to A-BC pursuant to this
Section 3.13 had the amount of the Option Tax Benefit
been initially determined in light of the Subsequent Benefit Decrease Events, together with the amount of any interest and penalties payable to any Taxing Authority with respect to those amounts. If subsequent to TEC's payment of any amount under this Section 3.13, there is (A) a Final Determination under applicable law to the effect that an Income Tax Deduction giving rise to a payment of an Option Benefit Amount exceeded the amount claimed or (B) an increase in the amount of the Option Tax Benefit TEC realizes as a result of a Final Determination decreasing the amount of income or gain associated with an Option Plan Transaction, TEC shall pay to A-BC within 30 days of any event described in (A) or (B) (a "Subsequent Benefit Increase Event") any additional amount that would have been payable to A-BC pursuant to this Section 3.13 had the amount of the Option Tax Benefit been initially determined in light of the Subsequent Benefit Increase Events.
            TEC and A-BC agree to treat any payments arising under this
Section 3.13 as an adjustment to the intercompany payable owed by TEC to A-BC immediately prior to discharge of such intercompany payable prior to the Distribution. If and to the extent there is a Final Determination that the treatment of any payment made pursuant to this Section 3.13 is required to be included in the income of any member of the A-BC Group, then TEC shall be required to make an additional payment to A-BC in an amount such that the amount received and retained by A-BC after the payment of any Taxes related to such payments and additional payments is equal to the amount A-BC would have retained had such payments not been required to be included in the income of any member of the A-BC Group.
            Any Income Tax Deduction related to the exercise of any Beracha
TEC Deductible Options subsequent to the Distribution Date shall be treated as an Income Tax Deduction accruing to a member of the TEC Group, and TEC will file all its Tax Returns consistent with such treatment. If a Taxing Authority proposes to disallow an Income Tax Deduction to a member of the
A-BC Group with respect to a Beracha A-BC Deductible Option, upon receipt of written notice from A-BC, TEC shall be required to treat the Income Tax Deduction related to such Beracha A-BC Deductible Option as an Income Tax Deduction accruing to a member of the TEC Group, and TEC will file all its
Tax Returns (including any amended Tax Returns that may be required)
consistent with such treatment. Unless there is a Final Determination to the contrary, each member of the TEC Group agrees that, under current law, the TEC Group will not be required to recognize any income or gain upon the exercise on any Beracha TEC Deductible Option (or the exercise of any Beracha A-BC Deductible Option described in the immediately preceding sentence), and the TEC Group shall file all its Tax Returns consistent with such treatment.
            Any Income Tax Deduction related to a Disqualifying Disposition of a TEC ISO subsequent to the Distribution Date shall be treated as an
Income Tax Deduction accruing to a member of the TEC Group, and TEC will file all its Tax Returns consistent with such treatment. Unless there is a Final Determination to the contrary, each member of the TEC Group agrees that, under current law, the TEC Group will not be required to recognize any income or gain upon a Disqualifying Disposition of a TEC ISO subsequent to the Distribution Date, and the TEC Group shall file all its Tax Returns consistent with such treatment.
            Any Income Tax Deduction related to the exercise of a TEC NQSO subsequent to the Distribution Date shall be treated as an Income Tax
Deduction accruing to a member of the TEC Group, and TEC will file all its Tax Returns consistent with such treatment. Unless there is a Final Determination to the contrary, each member of the TEC Group agrees that, under current law, the TEC Group will not be required to recognize any income or gain upon the exercise of a TEC NQSO subsequent to the Distribution Date, and the TEC Group shall file all its Tax Returns consistent with such treatment.
            Section 3.14.  Exchange of Information and Disputes Regarding
                           ---------------------------------------------
Certain Tax Liabilities and Tax Benefits. In determining (i) the amount of a
----------------------------------------
liability to be allocated pursuant to Section 3.2, 3.3, 3.4 or 3.5 (ii) the amount of a payment for the use of losses or credits attributable to the TEC Businesses required to be made pursuant to Section 3.7(a), (iii) the amount of a payment required to be made pursuant to Section 3.13 attributable to a deduction arising from a transaction under the A-BC Stock Plan, or (iv) the proper allocation of Tax attributes pursuant to Section 3.06 (other than the A-BC OFL), A-BC or TEC, as the case may be, shall be required to furnish the other party all appropriate information (including relevant Tax Returns or portions thereof) used to calculate such amount or allocation. In the event of a dispute regarding (i) the allocation of liability pursuant to Section
3.2, 3.3, 3.4 or 3.5 (ii) a payment for the use of losses or credits attributable to the TEC

Businesses pursuant to Section 3.7(a), (iii) a payment pursuant to Section 3.13 attributable to a deduction arising from a transaction under the A-BC Stock Plan, or (iv) the proper allocation of Tax attributes pursuant to Section 3.06 (other than the A-BC OFL), the senior management of TEC and A-BC shall first attempt in good faith to resolve such dispute. In the event senior management of TEC and A-BC are unable to resolve a dispute described in the preceding sentence, A-BC and TEC shall employ (and equally share the expense of) a nationally recognized public accounting firm to determine the proper allocation of such liability or Tax attribute or the proper amount of such payment. Any determination of any such liability or payment by such accounting firm shall be made in accordance with A-BC's allocation of relevant liabilities in prior years.

                                  ARTICLE IV
              RESTRICTIONS ON POST-DISTRIBUTION TRANSACTIONS
              ----------------------------------------------
                      AND INDEMNIFICATION OBLIGATIONS
                      -------------------------------

            Section 4.1.  Restrictions on TEC's Ability to Undertake Certain
                          --------------------------------------------------
Post-Distribution Transactions.  TEC agrees that during the 36-month period
------------------------------
beginning on the Distribution Date it will not (i) merge or consolidate with or into another corporation, (ii) liquidate or partially liquidate (within the meaning of such terms as defined in Sections 346 and 302(e), respectively, of the Code), (iii) sell or transfer all or substantially all its assets (within the meaning of Revenue Procedure 77-37, 1977-2 C.B. 568) in a single transaction or series of related transactions, (iv) redeem or otherwise repurchase any of TEC's capital stock, (v) except in connection with capital stock issued to the officers, directors, or employees of TEC and members of the TEC Group pursuant to employee benefit or compensation plans of the TEC Group, issue additional shares of TEC capital stock, or (vi) enter into or engage in any transaction or arrangement that would result in a failure to comply with each representation and statement made to the IRS in connection with the Ruling Request. Notwithstanding the preceding sentence, TEC may enter into or engage in any transaction or arrangement referred to in clauses (i) through (v) in the preceding sentence if (x) A-BC consents in writing in advance to such action or
(y) TEC, at its own expense, obtains a supplemental private letter ruling from a nationally recognized independent tax advisor, which ruling or opinion and tax advisor are reasonably satisfactory to A-BC, stating that such transaction or ar-
rangement will not have any adverse impact on the qualification of the Distribution as a tax-free distribution under Sections 355 and 368(a)(1)(D) of the Code.
            TEC agrees that during the 36-month period beginning on the Distribution Date it will not, and it will cause all TEC Affiliates not to
(i) sell, transfer or otherwise dispose of more than an insubstantial portion of the assets comprising the International Baking Operations, (ii) sell, transfer or otherwise dispose of any of the stock of Bimbo, S.A. or the successor to its assets other than to another TEC Affiliate, (iii) sell, transfer or otherwise dispose of any of the stock of Campbell Taggart International Holding, Inc. other than to another TEC Affiliate, or (iv)
enter into or engage in any transaction or arrangement that would create a material risk that the Internal Distribution would fail to constitute a series of tax-free transactions for federal income tax purposes. Notwithstanding the preceding sentence, TEC may enter into or engage in any transaction or arrangement referred to in clauses (i) through (iii) in the preceding sentence if (x) A-BC consents in writing in advance to such action or (y) TEC, at its own expense, obtains a private letter ruling from the IRS or an unqualified opinion from a nationally recognized indepen-
dent tax advisor, which ruling or opinion and tax advisor are reasonably satisfactory to A-BC, stating that such transaction or arrangement will not have any adverse impact on the qualification of the Internal Distribution as a series of tax-free transactions for federal income tax purposes.
            Section 4.2.  Liability of TEC for Undertaking Certain
                          ----------------------------------------
Transactions.  Notwithstanding any other provision of this Agreement to the
------------
contrary, if, as a result of any event wholly or partially within the control of any member of the TEC Group occurring in the 36-month period commencing on the Distribution Date and involving either the stock or assets (or any combination thereof) of any member of the TEC Group (including, but not limited to, any transaction or arrangement referred to in clauses (i) through
(v) of the first paragraph of Section 4.1) any Taxes are imposed on any member of the A-BC Group with respect to any action taken pursuant to the Distribution, then TEC shall pay those Taxes and indemnify and hold harmless, on an after-tax basis, each member of the A-BC Group from and against all such Taxes, including but not limited to any such Taxes paid at any time by any member of the A-BC Group.  TEC shall make such payment and indemnification no later than 7 days
after written notice from A-BC of a Final Determination with respect to such Taxes, which notice shall be accompanied by a computation of the amounts due.
            Notwithstanding any other provision of this Agreement to the contrary, if, as a result of any event wholly or partially within the control of any member of the TEC Group occurring in the 36-month period commencing on the Distribution Date and involving either the stock or assets (or any combination thereof) of any member of the TEC Group (including, but not limited to, any transaction or arrangement referred to in clauses (i) through
(v) of the first paragraph of Section 4.1) the A-BC Group becomes legally obligated to make a payment (an "A-BC Shareholder Tax Indemnity Payment") to shareholders of A-BC who participated in the Distribution and such A-BC Share holder Tax Indemnity Payment is required to be made as a result of the Distribution constituting a taxable transaction, then TEC shall be required to reimburse A-BC, on an after-tax basis, for the full amount of any A-BC Shareholder Tax Indemnity Payment. TEC shall make such payment and indemnification no later than 7 days after written notice from A-BC of a final judgment with respect to any A-BC Shareholder Tax Indemnity Payment, which notice shall be accompanied by a computation of the amounts due.
            Section 4.3.  Indemnification of TEC by A-BC for Liabilities
                          ----------------------------------------------
Related to Distribution.  If any Taxes are imposed on any TEC Group member as
-----------------------
a result of any action taken pursuant to the Distribution, then, to the extent those Taxes are not the result of any event wholly or partially within the control of any member of the TEC Group occurring in the 36-month period commencing on the Distribution Date and involving either the stock or assets (or any combination thereof) of any member of the TEC Group, A-BC shall pay those Taxes and shall indemnify and hold harmless, on an after-tax basis, each member of the C-T Group from and against all such Taxes, including but not limited to any such Taxes paid at any time by any TEC Group member. A-BC shall make such payment and indemnification no later than 7 days after written notice from TEC of a Final Determination with respect to such Taxes, which notice shall be accompanied by a computation of the amounts due.
            If any member of the TEC Group becomes legally obligated to make a payment (a "TEC Shareholder Tax Indemnity Payment") to shareholders of A-BC who participated in the Distribution and such TEC Shareholder Tax

Indemnity Payment is required to be made as a result of the Distribution constituting a taxable transaction, then, to the extent the status of the Distribution as a taxable transaction is not the result of any event wholly or partially within the control of any member of the TEC Group occurring in the 36-month period commencing on the Distribution Date and involving either the stock or assets (or any combination thereof) of any member of the TEC Group, A-BC shall be required to reimburse TEC, on an after-tax basis, for the full amount of any TEC Shareholder Tax Indemnity Payment. A-BC shall make such payment and indemnification no later than 7 days after written notice from TEC of a final judgment with respect to any TEC Shareholder Tax Indemnity Payment, which notice shall be accompanied by a computation of the amounts due.
            Section 4.4.  Indemnification of TEC for Certain Internal
                          -------------------------------------------
Distribution Taxes.  If any Taxes are imposed on any TEC Affiliate as a
------------------
result of any action taken pursuant to the Internal Distribution, then, to the extent those Taxes are not the result of any event wholly or partially within the control of any TEC Affiliate and involving the International Baking Operations occurring in the 36-month period commencing on the Distribution

Date, A-BC shall pay those Taxes and shall indemnify and hold harmless, on an after-tax basis, each C-T Affiliate from and against all such Taxes, including but not limited to any such Taxes paid at any time by any TEC Affiliate. A-BC shall make such payment and indemnification no later than 7 days after written notice from TEC of a Final Determination with respect to such Taxes, which notice shall be accompanied by a computation of the amounts due.
            Section 4.5.  Indemnification of A-BC for Certain Internal
                          --------------------------------------------
Distribution Taxes.  Notwithstanding any other provision of this Agreement
------------------
to the contrary, if, as a result of any event wholly or partially within the control of TEC or any TEC Affiliate occurring in the 36-month period commencing on the Distribution Date and involving the International Baking Operations, any Taxes are imposed on A-BC or any A-BC Affiliate with respect to any action taken pursuant to the Internal Distribution, then TEC shall pay those Taxes and indemnify and hold harmless, on an after-tax basis, each A-BC Affiliate from and against all such Taxes, including but not limited to any such Taxes paid at any time by any A-BC Affiliate. TEC shall make such payment and indemnification no later than 7 days after written notice from A-BC of a Final

Determination with respect to such Taxes, which notice shall be accompanied by a computation of the amounts due.
            Section 4.6.  MPI Dividend Taxes.  If any Taxes are imposed on
                          -------------------
TEC as a result of the MPI Dividend, then A-BC shall indemnify and hold harmless TEC, on an after-tax basis, for such Taxes. A-BC and TEC agree to treat any payment made pursuant to this section 4.6 as a contribution to the capital of TEC by A-BC occurring immediately prior to the Distribution. A-BC shall make such payment and indemnification no later than 7 days after written notice from TEC of a Final Determination with respect to such Taxes, which notice shall be accompanied by a computation of the amounts due.
            Section 4.7.  PIRMI Taxes.  If any Taxes are imposed on CTBCI as
                          -----------
a result of the sale of the PIRMI Property to BARI, then A-BC shall indemnify and hold harmless TEC, on an after-tax basis, for such Taxes. A-BC and TEC agree to treat any payment made pursuant to this section 4.7 as a contribution to the capital of TEC by A-BC occurring immediately prior to the Distribution. A-BC shall make such payment and indemnification no later than 7 days after written notice from TEC of a Final Determination with respect to such Taxes, which notice shall be accompanied by a computation of the amounts due.

                                   ARTICLE V

                    COOPERATION AND EXCHANGE OF INFORMATION
                    ---------------------------------------

            SECTION 5.1.  Cooperation.
                          -----------
            (a) A-BC and TEC shall cooperate (and shall cause each member of their Group to cooperate) fully at such time and to the extent reasonably requested by the other party in connection with the preparation and filing of any return or the conduct of any audit, dispute, proceeding, suit or Tax action concerning any issues or any other matter contemplated hereunder.
Such cooperation shall include, without limitation, (1) the retention and provision on demand of books, records, documentation or other information relating to any Tax Return until the later of (x) the expiration of the applicable statute of limitation (giving effect to any extension, waiver, or mitigation thereof) and (y) in the event any claim has been made under this Agreement for which such information is relevant, the occurrence of a Final Determination with respect to such claim; (2) the provision of additional information with respect to an explanation of the Tax Practices and material provided under clause (1) of this section; (3) the execution of any document that may be necessary or reasonably helpful in connection with the filing of any Tax Return by any member of the A-BC Group or the TEC Group, or in connection with any audit, proceeding, suit or action addressed in the preceding sentence; and (4) the use of the parties' reasonable best efforts to obtain any documentation from a governmental authority or a third party that may be necessary or helpful in connection with the foregoing. Each party shall make its employees and facilities available on a mutually convenient basis to facilitate such cooperation.
            (b) A-BC and TEC shall use reasonable efforts to keep each other advised as to the status of Tax audits and litigation involving any issue that relates to a Tax of TEC or any TEC Affiliate or could give rise to the liability of TEC or any TEC Affiliate under this Agreement (a "Liability Issue"). A-BC and TEC shall promptly furnish each other copies of any inquiries or requests for information from any Taxing Authority or any other administrative, judicial, or other governmental authority concerning any Liability Issue. If applicable under Section 5.2(a), A-BC shall have the right to consult with TEC regarding any responses to such requests and TEC shall provide A-BC with copies of any such written responses before such responses are given to any Taxing Authority. Without limiting the foregoing, A-BC and TEC, as the case may be, shall each promptly furnish to the other upon receipt of a copy of the revenue agent's report or similar report, notice of proposed adjustment, or notice of deficiency received by any member of the A-BC Group or by any member of the TEC Group, as the case may be, relating to any Liability Issue or any adjustment referred to in Section
5.1(c) hereof.
            (c) A-BC shall advise and consult with TEC with respect to any proposed Tax adjustments relating to the Consolidated Group that are the subject of an IRS audit or investigation or are the subject of litigation that may affect any Tax attribute of any member of the C-T Group after the Distribution Date.
            Section 5.2.  Contest Provisions.
                          ------------------
            (a) Subject to the cooperation provisions in Section 5.1, A-BC shall have the full responsibility and control over the handling of any Tax controversy, including, without limitation, any audit, a protest to the Appeals Division of the IRS, and litigation in Tax Court or any other court of competent jurisdiction (a "Tax Controversy"), involving a Tax Return of the Consolidated Group, a Tax Return for a Combined Jurisdiction or a Tax Return with respect to the Internal Distribution. Upon request by TEC, however, and subject to A-BC approval (which may be withheld in its sole discretion) and the cooperation provisions in Section 5.1, TEC shall, at TEC's expense, have full responsibility and control over the handling of any Tax Controversy with respect to any item that would give rise to a payment of Tax for which TEC would be liable without reimbursement from A-BC or an A-BC Affiliate, or a refund of Tax for which TEC would be entitled to receive payment, under Article III hereof.
            (b) A-BC and TEC shall each promptly notify the other of any inquiries by any Taxing Authority or any other administrative, judicial or other governmental authority that relate to any Tax that may be imposed on the other or any Affiliate of the other or any liability of any member of the A-BC Group or Consolidated Group that might arise under this Agreement.
            (c)  In addition to the cooperation and contest provisions in
Section 5.1 and Sections 5.2(a) and (b), in the event that (i) a notice of deficiency is received by A-BC from any Taxing Authority and such notice relates in whole or in part to Restructuring Taxes for which TEC may be liable to A-BC pursuant to Article IV hereof and (ii) TEC acknowledges to A-BC in writing TEC's liability with respect to all such Restructuring Taxes (the "C-T Restructuring Issue") then:

            (1) A-BC, upon receiving written request from TEC, which request shall be given no later than a date reasonably necessary to permit preparation and timely filing of a petition in the Tax Court for redetermination of the deficiency, shall timely file such petition in a manner consistent with this
Section 5.2(c); provided, however, that upon the request of TEC, A-BC shall:
(i) pay the amount of the deficiency (provided that TEC has advanced to A-BC no later than three (3) business days before A-BC pays such deficiency, without interest and until a Final Determination of the TEC Restructuring Issue, 100 percent of the amount of the portion of the deficiency relating to the TEC Restructuring Issue); (ii) file a claim for the refund; and (iii) if the claim is denied, bring an action in a court of competent jurisdiction seeking the refund of such Tax.
            (2) In the event that a judgment of a court of competent jurisdiction results in an adverse determination with respect to the TEC Restructuring Issue, and A-BC notifies TEC that it does not intend to appeal such TEC Restructuring Issue, then TEC shall have the right to cause A-BC to appeal from such adverse determination at TEC's expense.

            (3) TEC and its representatives, at TEC's expense and subject to receiving A-BC's advance approval, which approval shall be in the sole discretion of A-BC, shall be entitled to control, and settle the TEC Restructuring Issue, including the ability to control all conferences, meetings, or proceedings with any Taxing Authority and all appearances before any court, the subject matter of which is or includes the TEC Restructuring Issue.
            (4) All action taken under this Section 5.2(c) at TEC's request, direction, or control shall be at C-T's expense.
            (5) The right to control and settle referred to in Section 5.2(c)(3) hereof shall include the submission and content of documentation, protests, memoranda of fact and law and briefs, the conduct of oral arguments or presentations, the selection of witnesses, and the negotiation of stipulations of fact with respect to the TEC Restructuring Issue.
            (6)  Within fifteen (15) business days of the receipt by A-BC of a refund of any amounts advanced to it by TEC under paragraph (c)(1) above (including any interest received by A-BC), A-BC shall pay such refunded amount to TEC net of any net Tax cost incurred by A-BC or
an A-BC Affiliate (as determined in accordance with the parenthetical at the end of Section 3.8(b)) resulting from such refund.
            Section 5.3.  Information for Shareholders.  A-BC shall provide
                          ----------------------------
each shareholder that receives stock of TEC pursuant to the Distribution with the information necessary for such shareholder to comply with the requirements of Section 355 of the Code and the Treasury regulations thereunder with respect to statements that such shareholders must file with their federal income tax returns demonstrating the applicability of Section
355 to the Distribution.
            Section 5.4.  Earnings and Profits.  Upon written request by TEC,
                          --------------------
A-BC shall employ a "big six" nationally recognized accounting firm to advise A-BC and TEC in writing of the amount of A-BC's earnings and profits that are properly allocated to the TEC Group at the time of the Distribution under Treasury regulation Section 1.312-10; provided, however, that (i) A-BC shall
                                      --------  -------
not be required to cause such accounting firm to furnish such information until at least one hundred eighty (180) days after receipt of written notice from TEC demanding that A-BC provide such information, (ii) A-BC shall not be required to cause such accounting firm to furnish such information to TEC prior to December 31, 1996, and (iii) TEC shall not request such information from A-BC unless and until TEC has determined that the receipt of such information is reasonably necessary. A-BC and TEC shall cooperate, and shall cause all members of their respective groups to cooperate, with such accounting firm in making its determination and shall share all out of pocket costs incurred in connection with such determination equally. Neither A-BC nor TEC shall be entitled to challenge the determination of such accounting firm pursuant to this Section 5.4, and shall report all earnings and profit amounts consistent with such determination for all Tax purposes.

                                  ARTICLE VI

                                 MISCELLANEOUS
                                 -------------

            Section 6.1.  Tax Indemnification.
                          -------------------
            (a) TEC and members of the TEC Group shall indemnify and hold harmless A-BC or any member of the A-BC Group from and against any liability, cost or expenses, including, without limitation, any fine, penalty, interest, charge or accountant's fee arising out of fraudulent or negligent information, workpapers, documents and other items prepared by TEC or any member of the TEC group, used in the preparation of any Tax Return or claim for refund filed by A-BC and/or the Consolidated Group for any period during which TEC or any member of the C-T Group was or has been a member of the Consolidated Group.
            (b)  A-BC shall indemnify and hold harmless TEC and each member of the TEC Group from and against any liability, cost or expense, including, without limitation, any fine, penalty, interest, charge or accountant's fee, arising out of fraudulent or negligent preparation of any Tax Return or claim for refund filed by A-BC and/or the Consolidated Group for any period during which TEC or any member of the TEC Group was or has been a member of the Consolidated Group.
            Section 6.2.  Breach.  A-BC shall indemnify and hold harmless
                          ------
each member of the TEC Group and TEC and members of the TEC Group shall indemnify and hold harmless each member of the A-BC Group from and against any payment required to be made under this Agreement as a result of the breach by a member of the A-BC Group or the TEC Group, as the case may be, of any obligation under this Agreement.
            Section 6.3.  Disclaimers.
                          -----------

            (a) A-BC disclaims all knowledge of or responsibility for the content or accuracy of any separate returns or filings made by or on behalf of any member of the TEC Group for any taxable period during which the member was not a member of the Consolidated Group.
            (b) TEC disclaims all knowledge of or responsibility for the content or accuracy of any Tax Returns or filings made by or on behalf of the Consolidated Group or any member thereof for any period except to the extent such Tax Returns or filings reflect items of the C-T Businesses.
            Section 6.4.  Interest on Overdue Payments.
                          ----------------------------
            Any payment that is required to be made pursuant to this Agreement (i) by TEC (or a TEC Affiliate) to A-BC (or an A-BC affiliate) or
(ii) by A-BC (or an A-BC affiliate) to TEC (or a TEC Affiliate), that is not made on or prior to the date that such payment is required to be made pursuant by this Agreement shall thereafter bear interest at the rate established for underpayments pursuant to Section 6621(a)(2) of the Code.
            Section 6.5.  Payments by Wire Transfer.
                          -------------------------
            Any payment that is required to be made pursuant to this Agreement (i) by TEC (or a TEC Affiliate) to A-BC (or an A-BC affiliate) or
(ii) by A-BC (or an A-BC
affiliate) to TEC (or a TEC Affiliate), shall be made by wire transfer of immediately available funds, provided, however, that if the amount of any
                             --------  -------
payment is less than $10,000, such payment may be made in a form other than a wire transfer.
            Section 6.6.  Notices.  Any notice, demand, claim or other
                          -------
communication under this Agreement shall be in writing and shall be deemed given upon delivery if delivered personally, upon mailing if sent by certified mail, return receipt requested, postage prepaid, or upon completion of transmission if sent by telecopy or facsimile, to the parties at the following address:

A-BC at:
            Anheuser-Busch Companies, Inc.
            One Busch Place
            St. Louis, Missouri  63118-1952
            Attention:  General Counsel

                        and

            Anheuser-Busch Companies, Inc.
            One Busch Place
            St. Louis, Missouri  63118-1952
            Attention:  Tax Controller

TEC at:     The Earthgrains Company
            8,400 Maryland Avenue
            Clayton, Missouri 63105
            Attention:  General Counsel

            Section 6.7.  Complete Agreement.  This Agreement constitutes the
                          ------------------
entire agreement of the Parties concerning the subject matter hereof, and supersedes all other agreements, whether or not written, in respect of any Tax between or among any member or members of the A-BC Group, on the one hand, and any member or members of the TEC Group, on the other hand. This Agreement may not be amended except by an agreement in writing, signed by the parties hereto.
            Section 6.8.  Governing Law.  This Agreement shall be governed by
                          -------------
and construed in accordance with, the laws of the State of Delaware.
            Section 6.9.  Successors and Assigns.  A party's rights and
                          ----------------------
obligations under this Agreement may not be assigned without the prior written consent of the other party. All of the provisions of this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.
            Section 6.10.  Joint and Several Liability.  TEC and each TEC
                           ---------------------------
Affiliate shall have joint and several liability for any obligation of TEC or a TEC Affiliate arising pursuant to this Agreement.

            Section 6.11.  No Third-Party Beneficiaries.  This Agreement is
                           ----------------------------
solely for the benefit of the parties to this Agreement and their respective subsidiaries and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without this Agreement.
            Section 6.12.  Legal Enforceability.  Any provision of this
                           --------------------
Agreement that is prohibited or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of the prohibition or unenforceability without invalidating the remaining provisions. Any prohibition or unenforceability of any provision of this Agreement in any jurisdiction shall not invalidate or render unenforceable the provision in any other jurisdiction.
            Section 6.13.  Expenses.  Unless otherwise expressly provided in
                           --------
this Agreement or in the Transfer Agreement, each party shall bear any and all expenses that arise from their respective obligations under this
Agreement.
            Section 6.14.  Tax Return Preparation and Services.  TEC (and the
                           -----------------------------------
TEC Affiliates) and A-BC (and the A-BC Affiliates) agree to allocate responsibility for performing Tax related functions (including, but not limited to, preparing and filing Tax Returns) according to the "tax function action plan" contained in Exhibit B to this Agreement. The party responsible for performing a Tax related function shall be obligated to pay all costs and expenses related to such performance. To the extent A-BC or an A-BC Affiliate performs a Tax related function for TEC or a TEC Affiliate that is the responsibility of TEC or a TEC Affiliate, TEC shall be required to reimburse A-BC for such services in accordance with the terms of the Services Agreement.
            Section 6.15.  Confidentiality.  Each party shall hold and cause
                           ---------------
its consultants and advisors to hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of law, all information (other than any such information relating solely to the business or affairs of such party) concerning the other parties hereto furnished it by such other party or its representatives pursuant to this Agreement (except to the extent that such information can be shown to have been (a) previously known by the party to which it was furnished, (b) in the public domain through no fault of such party, or (c) later lawfully acquired from other sources by the party to which it was furnished), and each party shall not release or disclose such information to any other person, except its auditors, attorneys, financial advisors, bankers and other consultants and advisors who shall be advised of the provisions of the Section. Each party shall be deemed to have satisfied its obligation to hold confidential information concerning or supplied by the other party if its exercises the same care as it takes to preserve confidentiality for its own similar information.
            This Agreement may be signed in two counterparts, each of which shall be an original, with the same effect as if the signature thereto and hereto were upon the same instrument.

            IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

Anheuser-Busch Companies, Inc.

By: -----------------------------
Title: --------------------------



The Earthgrains Company

By: -----------------------------
Title: --------------------------


Bimbo, S.A.

By: -----------------------------
Title: --------------------------


Campbell Taggart Baking Companies, Inc.

By: -----------------------------
Title: --------------------------


Campbell Taggart International Holdings, Inc.

By: -----------------------------
Title: --------------------------

Commonwealth Cold Storage, Inc.

By: -----------------------------
Title: --------------------------


Eagle Crest Foods, Inc.

By: -----------------------------
Title: --------------------------


Earth Grains of Lexington, Inc.

By: -----------------------------
Title: --------------------------


Europate, S.A.

By: -----------------------------
Title: --------------------------


Merico, Inc.

By: -----------------------------
Title: --------------------------

                                                                     Exhibit A
                                                                     ---------


                  LIST OF BERACHA OPTIONS THAT CONSTITUTE
                       BERACHA TEC DEDUCTIBLE OPTIONS
                       ------------------------------
Date of Grant           Number of  Options      Exercise Price          Type
-------------           ------------------      --------------          ----
12/16/92                15,263                  58.5625                 NQSO
12/16/92                   779                  58.5625                 ISO
12/15/93                38,000                  48.8750                 NQSO
12/15/93                 2,000                  48.8750                 ISO
12/14/94                48,023                  50.5625                 NQSO
12/14/94                 1,977                  50.5625                 ISO

Total:                  106,042
                        -------

                                                                     Exhibit B
                                                                     ---------

                                  CAMPBELL TAGGART
                             TAX FUNCTION ACTION PLAN

     Area                                   1995      1996 Pre-Spin     1996 Post-Spin

Tax Provision                               A-B<FA>        PW                PW

Tax Compliance
  -  Legal entity trial balances            PW<FB>         PW                PW

  -  Extension requests                     A-B            PW                PW

  -  Federal consolidated return            PW             PW                PW

  -  State apportionment
     information                            PW             PW                PW

  -  State consolidated/unitary
     returns                                PW             PW                PW

  -  State separate company
     returns                                PW             PW                PW

  -  Franchise returns                      PW             PW                PW

  -  City returns                           PW             PW                PW

  -  Annual reports                       A-B/PW           PW                PW

  -  Estimated payments                     A-B            A-B               PW


Estimated fee range                 $95,000-145,000   $135,000-185,000   $160,000-215,000
(excluding out of pocket)



Payroll tax function                        A-B<FC>         A-B<FC>            A-B<FC>

Property tax function                       A-B<FC>         A-B<FC>            A-B<FC>

Sales/use tax function not                  A-B<FC>         A-B<FC>            A-B<FC>
currently prepared at plant
locations

NOTES

<FA>  PW will assist in accumulating 1995 CT tax information from operating divisions and corporate headquarters.

<FB>  We understand several displaced A-B accounting personnel are available to assist within the A-B organization, as necessary. Utilizing such individuals to prepare separate company trial balances could assist in reducing the cost of this function.

<FC>  Detailed information would have to be provided by CT to facilitate A-B's effort.

                                                                      Exhibit C
                                                                      ---------

            The following two examples illustrate the proper method for deter mining the amount of the Option Tax Benefit with respect to a Stock Plan Transaction.

Example One
-----------

            In 1997, a Stock Plan Transaction occurs which results in an Income Tax Deduction to the TEC Group of $5 million. For the 1997 taxable year, the TEC Group has taxable income of $10 million before deducting any net operating loss ("NOL") carryovers or carrybacks and before considering the Income Tax Deduction related to the Stock Plan Transaction. The TEC Group also has NOL carryovers of $20 million. Accordingly, absent the Stock Plan Transaction, the TEC Group would not have any taxable income and would not owe any Income Taxes in 1997. If the TEC Group did not have any NOL carryovers available in 1997 and the Stock Plan Transaction did not occur in 1997, the TEC Group would owe Income Taxes of $4 million. If the TEC Group did not have any NOL carryovers available in 1997 and the Stock Plan Transaction occurred in 1997, the TEC Group would owe Income Taxes of $1.8 million.

            Under section 3.13 of the Agreement, the Option Tax Benefit related to the Stock Plan Transaction that occurred in 1997 is $2.2 million (the difference between $4.0 million and $1.8 million). The fact that the TEC Group would not have owed any taxes in 1997 if the Stock Plan Transaction did not occur (since the NOL carryovers would offset all the TEC Group's taxable income) is not relevant to the determination of the Option Tax Benefit in 1997.


Example Two
-----------

            In 1997, a Stock Plan Transaction occurs which results in an Income Tax Deduction to the TEC Group of $5 million. For the 1997 taxable year, the TEC Group has a net operating loss of $20 million before considering any NOL carryovers or carrybacks and before considering the Income Tax Deduction related to the Stock Plan Transaction. Accordingly, the total NOL of the TEC Group for 1997 after considering the Income Tax Deduction related to the Stock Plan Transaction is $25 million. The TEC Group does not have any NOL carryovers from prior taxable years.

            In 1998, the TEC Group has taxable income of $10 million before considering any net operating loss ("NOL") carryovers from 1997. If the TEC Group did not have any NOL carryovers available in 1998, the TEC Group would owe Income Taxes of $4 million. If the TEC Group did not have any NOL carryovers available in 1997 and the Stock Plan Transaction that actually occurred in 1997 had instead occurred in 1998 and produced the same $5 million Income Tax Deduction that resulted in 1997, the TEC Group would owe Income Taxes of $1.8 million.

            Under section 3.13 of the Agreement, the Option Tax Benefit related to the Stock Plan Transaction that occurred in 1997 is zero ($0) since the TEC Group had a net operating loss in 1997 before any NOL carry overs or carrybacks were considered. Accordingly, the Stock Plan Transaction constitutes a Deferred Tax Benefit Transaction. Since the Stock Plan Transaction is a Deferred Tax Benefit Transaction in 1997, it is treated as a Stock Plan Transaction that occurred in 1998 (the next succeeding taxable year). In 1998, the Income Tax Deduction related to the Stock Option Transaction results in an Option Tax Benefit of $2.2 million. Moreover, the fact that the taxable income of the TEC Group in 1998 would otherwise have been offset by the $20 million NOL carryover that related to the TEC Group's operating losses in 1997 is irrelevant.

                                                                     Exhibit D
                                                                     ---------

            The following examples illustrate the proper method of applying the provisions contained in Sections 3.8(a) and 3.8(b) of the Agreement.


Example One
-----------

            As a result of an audit of a Tax Return filed by A-BC, on January 1, 1997, A-BC is required to pay additional Taxes in the amount of $5 million,
of which $2 million represent Allocable Taxes.   Prior to January 1, 1997,
neither A-BC nor any A-BC Affiliate has  been required  to pay any Allocable
Taxes or has received any Allocable Refund.   Moreover, the Allocable Tax does
not result in a Tax Benefit to TEC or a TEC Affiliate.

            Under Section 3.8(a), TEC is required to pay A-BC $1,500,000 (50%
of the first $1 million and 100% thereafter).   The balance of De Minimis
Taxes paid for by A-BC and not reimbursed by TEC is $500,000.   The balance
of Aggregate Net De Minimis Taxes is also $500,000 because no Allocable Refunds have been received to date. The Net TEC Deficiency is $1,500,000.


Example Two
-----------

            Same facts as in Example One, except that on March 1, 1997 A-BC receives a refund in the amount of $2 million, of which $1,200,000 represents an Allocable Refund. The Allocable Refund does not result in a Tax Detriment to TEC or a TEC Affiliate.

            Under Section 3.8(b), TEC is entitled to receive $1,100,000 of the Allocable Refund. This is calculated by first paying TEC $1 million, which reduces the Net TEC Deficiency from $1,500,000 to $500,000. Then, 50% of the remaining $200,000 is paid to TEC. This reduces each of the Net TEC Deficiency and the Aggregate Net De Minimis Taxes to $400,000.


Example Three
-------------

            Same facts as in Examples One and Two, except that on April 1, 1997, A-BC receives a refund in the amount of $3 million, of which $1,500,000 represents an Allocable Refund. The Allocable Refund does not result in a Tax Detriment to TEC or a TEC Affiliate.

            Under Section 3.8(b), TEC is entitled to receive a current pay ment from A-BC of $650,000 and the A-BC Retained amount rises from $0 to $450,000. This is calculated by first paying TEC 50% of the first $800,000 of the Allocable Refund, which reduces both the Net TEC Deficiency and the Aggregate Net De Minimis Taxes from $400,000 to $0. Then, 100% of the next $250,000 of the Allocable Refund is paid to TEC. Finally, the remaining $450,000 of the Allocable Refund is retained by A-BC as future collateral and increases the A-BC Retained amount by $450,000.


Example Four
------------

            Same facts as in Examples One through Three, except that on May 1, 1998, A-BC receives a refund in the amount of $1 million, of which $200,000 represents an Allocable Refund. The Allocable Refund does not result in a Tax Detriment to TEC or a TEC Affiliate.

            Under Section 3.8(b), TEC is not entitled to receive any current payment from A-BC, and the A-BC Retained amount rises from $450,000 to $650,000.


Example Five
------------

            Same facts as in Examples One through Four, except that on May 1, 1999, as a result of an audit of a Tax Return filed by A-BC, A-BC is required to pay additional Taxes in the amount of $3 million, of which
$1,200,000 represents Allocable Taxes.   The Allocable Taxes do not result in
a Tax Benefit to TEC or a TEC Affiliate.

            Under Section 3.8(a), TEC would be required to pay A-BC $700,000, representing 50% of the first $1 million such Allocable Taxes and 100% of the remaining $200,000. Since there is an A-BC Retained Amount of $650,000 at such time, TEC can elect to make a cash payment to A-BC of only $50,000 and reduce the A-BC Retained Amount to $0.


Example Six
-----------

            Same facts as in Examples One through Four (but excluding Example
Five). No further audits or refunds that result in Allocable Taxes or Allocable Refunds occur prior to the fourth anniversary of the Distribution Date. Accordingly, on the fourth anniversary of the Distribution Date, A-BC is required to pay TEC $650,000 as a refund of the A-BC Retained Amount.


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